UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 15, 2009

Hooper Holmes, Inc.
(Exact name of registrant as specified in charter)

New York	1-9972	22-1659359
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

170 Mt. Airy Road, Basking Ridge, New Jersey 07920
(Address of principal executive offices)   (Zip Code)

Registrant’s telephone number, including area code   (908) 766-5000

Not Applicable
(Former names or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)	Compensatory Contracts of Certain Officers

On December 15, 2009, the Company entered into an Employment Agreement (“Agreement”) effective as of December 15, 2009 with its Senior Vice President and Chief Financial Officer, Michael Shea.  The initial term of the Agreement is two years, and the Agreement will renew automatically for successive one-year terms unless earlier terminated as provided therein.

The Agreement memorializes the previously-disclosed compensation arrangements between the Company and Mr. Shea, who has been serving as the Company’s Senior Vice President and Chief Financial Officer since May 8, 2006.

In addition, the Agreement provides that in the event of termination of Mr. Shea’s employment by the Company other than for “cause,” by Mr. Shea other than for “good reason,” or by reason of “death or disability” (as defined in the Agreement), Mr. Shea will receive a lump-sum payment equal to the amount of his base salary (at the rate in effect immediately prior to his termination), plus the value of certain benefits (including a monthly car allowance) that he would have received if he had continued in employment through the longer of (a) the balance of the initial term of the Agreement, or (b) the one-year period following the date of his termination.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

      Hooper Holmes, Inc.

Date:  December 16, 2009                                                              By:/s/ Mark C. Rosenblum
Mark C. Rosenblum
Senior Vice President,
General Counsel